Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES THIRD QUARTER 2016 RESULTS
Revenues increase 18% over prior year period driven by strong same-facility revenue growth of 10%

NASHVILLE, Tenn., November 9, 2016 - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the third quarter ended September 30, 2016.

•	Revenues increased 18.0% over third quarter 2015 to $282.7 million

•	Same-facility revenue increased 10.3% over third quarter 2015 to $281.2 million

•	Net loss attributable to Surgery Partners decreased to $2.3 million from $3.1 million in the third quarter 2015

•	Adjusted EBITDA increased 12.3% over third quarter 2015 to $44.7 million

•	Diluted net loss per share of ($0.05) vs. ($0.10) in the third quarter 2015

•	Adjusted diluted net income per share of $0.21 vs. $0.02 in the third quarter 2015
“Surgery Partners produced strong revenue growth for the third quarter with an 18.0% increase over prior year driven by solid same-facility revenue growth of 10.3%,” said Mike Doyle, Chief Executive Officer. “We continue to demonstrate strong volume growth as we add higher acuity cases to our surgical facilities and expand services in our existing markets.”
“Our differentiated operating model strategically aligns physicians in an outpatient setting through employment and partnership opportunities. Our strategy provides for significant growth potential as we provide solutions for independent physicians, physician group practices, health systems and payors pursing a path to value based care. We appreciate and respect the efforts of our physicians and staff as they deliver high quality healthcare in a setting that is convenient and more cost effective for patients and payors.”
“Also, during the quarter we amended our First Lien Credit Agreement reducing the applicable margin by 50 basis points and resulting in an annual interest savings of approximately $5 million.”
Transaction Update
At the end of the quarter, the Company closed on four transactions: an ambulatory surgery center in Louisiana, two physician practices and an anesthesia practice. In addition, the Company entered into a relationship with a health system in Florida partnering with the system to implement their outpatient strategy. “We are encouraged by the recent performance of our facilities and our pipeline remains full,” commented Mike Doyle. “We continue to see opportunities with both physician practices which enhance our investments in existing markets and surgical facilities which expand our presence in new markets.”
Third Quarter 2016 Results
Total revenues for the third quarter of 2016 increased 18.0% to $282.7 million from $239.6 million for the third quarter of 2015. Same-facility revenues for the third quarter of 2016 increased 10.3% to $281.2 million from $254.9 million in the same period last year. Results were driven by increased same-facility cases of 4.3%.
For the third quarter of 2016, the Company’s net loss attributable to Surgery Partners improved to $2.3 million compared to $3.1 million for the same period last year. For the third quarter of 2016, the Company’s Adjusted EBITDA increased 12.3% to $44.7 million compared to Adjusted EBITDA of $39.9 million for the same period last year.
Year To Date 2016 Results
Total revenues year to date 2016 increased 20.5% to $839.4 million from $696.6 million for the same period last year. Same-facility revenues for year to date 2016 increased 12.8% to $814.8 million from $722.2 million in the same period last year. Results were driven by increased same-facility cases of 7.8%.
For year to date 2016, the Company’s net loss attributable to Surgery Partners improved to $7.4 million compared to a net loss of $15.3 million for the same period last year. For year to date 2016, the Company’s Adjusted EBITDA increased 13.0% to $129.2 million compared to Adjusted EBITDA of $114.3 million for the same period last year.

Liquidity
At September 30, 2016, Surgery Partners had cash and cash equivalents of $55.2 million and availability of $114.9 million under its revolving credit facility. Net operating cash flow, including operating cash flow less distributions to non-controlling interests, was $1.7 million for the third quarter of 2016 or $19.1 million on an adjusted basis, excluding merger transaction and integration costs, an accelerated interest payment in the quarter related to the amendment of the First Lien Credit Agreement, and a component of payments for acquisitions. The Company’s ratio of total debt to EBITDA, as calculated under the Company’s credit agreement, was 6.2x at the end of the third quarter of 2016.
Full Year 2016 Guidance
Surgery Partners affirms its full year 2016 revenue guidance at the mid to high end of our original range to $1.12 billion to $1.14 billion, a 17.5% to 19.0% growth over 2015. The Company is modifying its Adjusted EBITDA full year guidance to a 13.0% to 16.0% growth over 2015 with a range of $179 million to $184 million from its prior range of $184 million to $191 million. This change is due primarily to the timing of certain acquisitions which closed later than anticipated, along with the impact from Hurricane Matthew in the fourth quarter.
Conference Call Information
Surgery Partners will hold its conference call tomorrow, November 10, 2016 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-705-6003, or for international callers, 1-201-493-6725. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13647890. The replay will be available until November 24, 2016.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The on-line replay will remain available for a limited time beginning immediately following the call.
To learn more about Surgery Partners, please visit the company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which have been included in reliance of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, involve risks and uncertainties and assumptions relating to our operations, financial condition, business, prospects, growth strategy and liquidity, which may cause our actual results to differ materially from those projected by such forward-looking statements, and the Company cannot give assurances that such statements will prove to be correct. You can identify forward-looking statements because they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.
The forward-looking statements appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. All forward-looking statements are subject to risks and uncertainties, including but not limited to those risks and uncertainties described in “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 that may cause actual results to differ materially from those that we expected.
The forward-looking statements made in this press release are made only as of the date of the hereof. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information or otherwise. More information about potential factors that could affect our business and financial results is included in our filings with the Securities and Exchange Commission.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted EBITDA and adjusted net income per share, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from those used by other companies. These measures have limitations as an analytical tool, and should not be considered in isolation or as a substitute or alternative to net income or loss, operating income or loss, cash flows from operating activities, total indebtedness, earnings per share or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.
About Surgery Partners
Headquartered in Nashville, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing outpatient surgical and ancillary services company in the country, with more than 150 locations in 29 states, including surgical facilities, physician practices and urgent care facilities.

SURGERY PARTNERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except shares and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenues	$282,682	$239,599	$839,437	$696,569
Operating expenses:
Salaries and benefits	85,724	66,072	266,401	188,405
Supplies	65,907	60,377	196,484	176,550
Professional and medical fees	20,856	17,233	60,813	48,144
Lease expense	13,204	11,211	38,712	33,267
Other operating expenses	15,703	13,928	44,539	39,786
Cost of revenues	201,394	168,821	606,949	486,152
General and administrative expenses (includes acquisition compensation expense of $1,530 and $3,060 in 2016, respectively)	14,985	11,236	42,205	34,944
Depreciation and amortization	9,713	8,611	28,984	25,538
Provision for doubtful accounts	8,514	5,840	15,931	16,049
Income from equity investments	(1,167)	(1,320)	(3,007)	(2,866)
Loss (gain) on disposal or impairment of long-lived assets, net	572	1,161	1,697	(1,522)
Loss on debt refinancing	3,595	—	11,876	—
Merger transaction and integration costs	1,864	1,249	6,361	14,897
Electronic health records incentive income	364	57	269	107
Other (income) expense	—	(330)	97	(356)
Total operating expenses	239,834	195,325	711,362	572,943
Operating income	42,848	44,274	128,075	123,626
Tax receivable expense	(3,733)	—	(3,733)	—
Interest expense, net	(26,475)	(26,573)	(74,863)	(78,507)
Income before income taxes	12,640	17,701	49,479	45,119
Income tax (benefit) expense	(1,694)	3,917	2,496	8,368
Net income	14,334	13,784	46,983	36,751
Less: Net income attributable to non-controlling interests	(16,672)	(16,906)	(54,392)	(52,061)
Net loss attributable to Surgery Partners, Inc.	$(2,338)	$(3,122)	$(7,409)	$(15,310)

Net loss per share attributable to common stockholders
Basic	$(0.05)	$(0.10)	$(0.15)	$(0.48)
Diluted (1)	$(0.05)	$(0.10)	$(0.15)	$(0.48)
Weighted average common shares outstanding
Basic	48,019,652	32,054,089	48,018,706	32,054,089
Diluted (1)	48,019,652	32,054,089	48,018,706	32,054,089
(1) The impact of potentially dilutive securities for the three and nine months ended September 30, 2016 and September 30, 2015 was not considered because the effect would be anti-dilutive in each of those periods.

SURGERY PARTNERS, INC.
Unaudited Selected Financial and Operating Data
(Amounts in thousands, except shares and per share amounts)

	September 30, 2016	December 31, 2015

Balance Sheet Data (at period end):
Cash and cash equivalents	$55,209	$57,933
Total current assets	328,728	310,957
Total assets	2,248,725	2,104,443

Current maturities of long-term debt	29,105	27,247
Total current liabilities	178,654	181,289
Long-term debt, less current maturities	1,357,824	1,228,112
Total liabilities	1,748,950	1,623,077

Total Surgery Partners, Inc. stockholders' deficit	(8,331)	(4,028)
Non-controlling interests--non-redeemable	325,808	301,955
Total stockholders' equity	317,477	297,927

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Cash Flow Data:
Net cash provided by (used in):
Operating activities	$18,826	$29,306	$92,863	$60,292
Investing activities	(21,028)	(26,742)	(154,395)	(39,484)
Capital expenditures	(8,027)	(6,569)	(28,377)	(18,115)
Investments in new businesses	(13,001)	(20,499)	(126,018)	(32,562)
Financing activities	5,812	6,377	58,808	(38,880)
Distributions to non-controlling interests	(17,081)	(18,819)	(49,443)	(51,195)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Other Data:
Number of surgical facilities as of the end of period	104	99	104	99
Number of consolidated surgical facilities as of the end of period	93	88	93	88
Cases	106,821	97,902	315,508	286,961
Revenue per case	$2,646	$2,447	$2,661	$2,427
Adjusted EBITDA	$44,748	$39,857	$129,205	$114,299
Adjusted EBITDA as a % of revenues	15.8%	16.6%	15.4%	16.4%
Adjusted EPS- Basic	$0.21	$0.02	$0.48	$0.06
Adjusted EPS- Diluted	$0.21	$0.02	$0.47	$0.06

SURGERY PARTNERS, INC.
Supplemental Information
(Unaudited, in thousands, except cases and growth rates)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Same-facility Information(2):
Cases	107,450	103,065	317,126	294,044
Case growth	4.3%	N/A	7.8%	N/A
Revenue per case	$2,617	$2,473	$2,569	$2,456
Revenue per case growth	5.8%	N/A	4.6%	N/A
(2) Same-facility revenue includes revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods) along with the revenues from our ancillary services comprised of a diagnostic laboratory, multi-specialty physician practices, urgent care facilities, anesthesia services, optical services and specialty pharmacy services that complement our surgical facilities in our existing markets.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Segment Revenues:
Surgical facility services	$256,795	$219,631	$766,248	$643,900
Ancillary services	22,684	16,347	62,967	41,557
Optical services	3,203	3,621	10,222	11,112
Total revenues	$282,682	$239,599	$839,437	$696,569

During the second quarter of 2016, the Company reassessed its segment reporting and realigned the disclosures to reflect the review and decision making made by the Chief Operating Decision Maker (“CODM”). The purpose of these changes was to replace operating income with adjusted EBITDA as the primary profit/loss metric reviewed by the CODM in making key business decisions and on allocation of resources. The Company has revised the segment disclosures below to replace operating income with adjusted EBITDA and has provided a reconciliation from adjusted EBITDA back to net income in the reported condensed consolidated financial information. These changes had no effect on the Company’s reportable segments, which are presented consistent with prior periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Segment Adjusted EBITDA:
Surgical facility services	$53,347	$44,031	$153,318	$129,337
Ancillary services	2,573	4,957	9,141	13,257
Optical services	1,276	929	3,004	3,120
Total segment adjusted EBITDA (3)	$57,196	$49,917	$165,463	$145,714

General and administrative expenses	$(14,985)	$(11,236)	$(42,205)	$(34,944)
Non-cash stock compensation expense	691	426	1,326	1,279
Contingent acquisition compensation expense	1,530	—	3,060	—
Management fee (4)	—	750	—	2,250
Acquisition related costs	316	—	1,561	—

Total adjusted EBITDA (3)	$44,748	$39,857	$129,205	$114,299

Net income attributable to non-controlling interests	$16,672	$16,906	$54,392	$52,061
Depreciation and amortization	(9,713)	(8,611)	(28,984)	(25,538)
Interest and other expense, net	(26,475)	(26,573)	(74,863)	(78,507)
Income tax benefit (expense)	1,694	(3,917)	(2,496)	(8,368)
Non-cash stock compensation expense	(691)	(426)	(1,326)	(1,279)
Contingent acquisition compensation expense	(1,530)	—	(3,060)	—
Management fee (4)	—	(750)	—	(2,250)
Merger transaction, integration and practice acquisition costs	(2,471)	(1,541)	(8,579)	(15,189)
(Loss) gain on disposal or impairment of long-lived assets, net	(572)	(1,161)	(1,697)	1,522
Tax receivable agreement expense	(3,733)	—	(3,733)	—
Loss on debt extinguishment	(3,595)	—	(11,876)	—
Total net income	$14,334	$13,784	$46,983	$36,751

(3) The above table reconciles adjusted EBITDA by segment to net income as reflected in the unaudited condensed consolidated statements of operations.
When we use the term “Adjusted EBITDA,” we are referring to net income minus (a) net income attributable to non-controlling interests plus (b) income tax (benefit) expense, (c) interest and other expense, net, (d) depreciation and amortization, (e) management fee, (f) merger transaction, integration and practice acquisition costs, (g) non-cash stock compensation expense, (h) loss on debt refinancing, (i) contingent acquisition compensation expense (j) tax receivable agreement expense and (k) (gain) loss on disposal of investments and long-lived assets. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. Our operating strategy is to apply a market-based approach in structuring our partnerships with individual market dynamics driving the structure. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations.
We use Adjusted EBITDA as a measure of liquidity. We have included it because we believe that it provides investors with additional information about our ability to incur and service debt and make capital expenditures.
Adjusted EBITDA is not a measurement of financial performance or liquidity under GAAP. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating financial performance and liquidity. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(4) Fee payable pursuant the Management and Investment Advisory Services Agreement between the Company and Bayside Capital, Inc., which was terminated in connection with our IPO.

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, Amounts in thousands except shares and per share amounts)
From time to time, the Company incurs certain non-recurring gains or losses that are normally nonoperational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that some investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net income per share attributable to Surgery Partners, Inc. stockholders as a supplement to its comparable GAAP measure of net income per share attributable to Surgery Partners, Inc. Adjusted net income per share attributable to Surgery Partners, Inc. stockholders should not be considered as a measure of financial performance under GAAP, and the items excluded from adjusted net income per share attributable to Surgery Partners, Inc. stockholders are significant components in understanding and assessing financial performance. Adjusted net income per share attributable to Surgery Partners, Inc. stockholders should not be considered in isolation or as an alternative to net income per share attributable to Surgery Partners, Inc. stockholders as presented in the condensed consolidated financial statements.
The following table reconciles net income as reflected in the unaudited condensed consolidated statements of operations to adjusted net income used to calculate adjusted net income per share attributable to Surgery Partners, Inc. stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Consolidated Statements of Operations Data:
Net Income	$14,334	$13,784	$46,983	$36,751
Less:
Net income attributable to non-controlling interest	16,672	16,906	54,392	52,061
Plus:
Management fee (4)	—	750	—	2,250
Merger transaction, integration and practice acquisition costs	2,471	1,541	8,579	15,189
Non-cash stock compensation expense	691	426	1,326	1,279
Contingent acquisition compensation expense	1,530	—	3,060	—
Loss on debt refinancing	3,595	—	11,876	—
Tax receivable agreement expense	3,733	—	3,733	—
Loss (gain) on disposal of investment and long-lived assets	572	1,161	1,697	(1,522)
Adjusted net income	$10,254	$756	$22,862	$1,886

Adjusted net income per share
Basic	$0.21	$0.02	$0.48	$0.06
Diluted	$0.21	$0.02	$0.47	$0.06
Weighted average common shares outstanding:
Basic	48,019,652	32,054,089	48,018,706	32,054,089
Diluted	48,329,783	33,871,990	48,197,585	33,859,482

Contact

Teresa Sparks, CFO
Surgery Partners, Inc.
(615) 234-8940
IR@surgerypartners.com